CLIFFS

NEWS RELEASE

Cliffs Natural Resources Inc. Appoints Michael Siegal to Board of Directors

CLEVELAND – Sept. 16, 2014 – Cliffs Natural Resources Inc. **(NYSE: CLF)** today announced that it has appointed Michael D. Siegal to its Board of Directors, effective immediately. Mr. Siegal is Chairman & CEO of Olympic Steel, a company focused on the value-added processing of flat-rolled metals. Mr. Siegal joined Olympic Steel in 1974 and has directed the company since being named President in 1984.

Lourenco Goncalves, Chairman, President and Chief Executive Officer of Cliffs stated, "I'm honored that Michael Siegal is now a member of Cliffs' Board. Michael brings to Cliffs not only his 30 years of experience as CEO of a publicly traded company operating in diverse geographies throughout the United States, but also the perspective of a local Cleveland native."

Commenting on his appointment, Mr. Siegal said, "I am very pleased to join Cliffs' Board. I look forward to working with management and my fellow board members to enhance shareholder value."

Under Mr. Siegal's leadership, Olympic Steel experienced consistent growth and has been transformed from a family-owned steel distributor to a publicly traded fully integrated, value added processor and supply chain manager serving the outsourcing needs of America's largest manufacturers. Olympic Steel has grown from $35 million to more than $1 billion in revenues. Mr. Siegal received his Bachelor of Science degree from Miami University. He has been recognized with numerous business awards including Ernst & Young Entrepreneur of the Year and Metal Center News' Steel Man of the Year. He is the Chair of the Board of Trustees of the Jewish Federations of North America and the former Board Chair of the Jewish Federation of Cleveland. Currently he serves on the board for the Development Corporation for Israel and the Rock & Roll Hall of Fame in Cleveland.

Cliffs also announced that Mark E. Gaumond resigned from the Company's Board of Directors, effective September 12, 2014. Mr. Gaumond had served as a director since July 2013. On behalf of the Cliffs' Board Mr. Goncalves stated, "We appreciate all the work Mark has done since joining the Cliffs' Board in 2013. We also thank him for his participation and important contributions to the newly constituted Board."

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company. The Company is a major iron ore producer in the Great Lakes region and a significant producer of high-and low-volatile metallurgical coal in the U.S. Additionally, Cliffs operates iron ore mines in Eastern Canada and an iron mining complex in Western Australia. Driven by the core values of social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency. News releases and other information on the Company are available at: http://www.cliffsnaturalresources.com.

Contact:
Patricia Persico
Director, Global Communications
(216) 694-5316

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